FOR IMMEDIATE RELEASE	Exhibit 99.1

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces

2009 Second Quarter Results

Positive sales and earnings growth despite continued challenging economic conditions

Financial & Sales Highlights

Second Quarter Ended	Q2 2009	Q2 2008	% Change
Revenues	$556.1	$510.7	8.9%
Operating Income(1)	$121.9	$117.6	3.7%
Effective Tax Rate(1)	33.2%	33.1%
Net Income attributable to THI	$77.8	$75.0	3.7%
Diluted Earnings Per Share (EPS) attributable to THI	$0.43	$0.41	5.6%
Fully Diluted Shares	180.9	184.3	(1.8)%

($ in millions, except EPS. Fully diluted shares in millions. All numbers rounded.)

(1)	Operating Income and Effective Tax Rate incorporate adoption of SFAS No. 160 – Noncontrolling Interests in Condensed Consolidated Financial Statements.

Same-Store Sales(2)	Q2 2009	2009 YTD	Q2 2008
Canada	1.7%	2.5%	5.7%
U.S.	3.3%	3.3%	3.1%

(2)	Includes sales at Franchised and Company-operated locations. As of June 28th, 2009, 99.5% of the Company’s restaurants in Canada and 99.1% of its U.S. restaurants were franchised.

Highlights

•	Second quarter systemwide sales(3) increased 5.0% on a constant currency basis

•	25 new locations opened in second quarter, 15 in Canada and 10 in the U.S.

•	Annual operating income, excluding proposed public company reorganization costs, and same-store sales growth, expected to be in line with previously announced 2009 targets

•	The $2.7 million (slightly more than $0.01 per share) in costs associated with the proposed public company reorganization impacted operating income in the quarter

•	Solid improvement in U.S. segment results in second quarter

•	Board declares quarterly dividend of $0.10 per share

OAKVILLE, ONTARIO, (August 6th, 2009): Tim Hortons Inc. (NYSE: THI, TSX: THI) today announced its results for the second quarter ended June 28th, 2009.

“We overcame anticipated challenges in the second quarter and delivered positive sales and earnings growth, demonstrating the strength and resilience of our business,” said Don Schroeder, president and CEO. “We were particularly pleased with growth in transactions in our Canadian business and the operational and earnings improvement in our U.S. business,” added Schroeder.

Consolidated Results

Second quarter systemwide sales(3) grew 5.0% on a constant currency basis, supported by new restaurants open in the system and continued same-store sales growth both in Canada and the U.S. In the second quarter total revenues increased 8.9% to $556.1 million compared to $510.7 million in same period of 2008. Systemwide sales growth drove higher rents, royalties and distribution revenues. Total revenues also benefited from higher distribution sales. Foreign exchange translation increased revenues by approximately 1.4%. Continued progress was made during the quarter in transitioning Company-operated restaurants to owner-operated restaurants. While this process provides important longer-term benefits, it tends to offset shorter-term revenue growth as was the case in the second quarter. Revenue growth was also impacted by lower revenues from FIN 46R restaurants, and lower franchise fees.

Sales, consisting primarily of distribution sales, were up 10.8% compared to the same quarter last year. Consistent with the first quarter, Sales growth benefited from new products managed through the supply chain including expansion in the grocery store channel, continued systemwide sales growth, and higher prices on coffee and other commodities as a result of higher underlying costs. Sales were positively impacted by approximately 1.4% due to foreign exchange translation.

In the second quarter rents and royalties increased 7.3%. This rate of growth is generally consistent with systemwide sales. Franchise fees decreased 9.3%. The year over year decline in franchise fees was due primarily to fewer new restaurant openings, lower resales, and fewer renovations, offset in part by the timing of revenue recognition in our U.S. franchise incentive program.

Same-store sales increased 1.7% in Canada and 3.3% in the U.S. Transaction growth and a slight increase in average check, due to minimal levels of previous price increases remaining in the system, helped overcome a shift in product mix, the anticipated timing impact of the Easter holiday reversing, and generally challenging macro economic conditions that continued to persist during the quarter.

Positive same-store sales were driven by continued menu and marketing initiatives that included the launch of Chicken Wrap Snackers immediately prior to the quarter, and the national introduction of Iced Coffee in the Canadian market, supported by a free sample day. In addition to product introductions, Iced Cappuccino, breakfast sandwiches and strawberry bloom donuts were promoted. In the U.S., the sausage and a biscuit product offering, first successfully offered in February, was also promoted during the quarter at an attractive price point.

Foreign exchange translation increased individual cost structure line items on average by about 1.7% in the second quarter.

In the second quarter cost of sales increased by 12.0%. The increase was due mostly to higher product costs associated with new products managed through the supply chain, increased costs of underlying commodities, and systemwide sales growth. Foreign exchange translation contributed approximately 1.4% to the increase in cost of sales. Lower cost of sales from Company-operated and FIN 46R restaurants partially offset these factors.

Operating expenses grew 8.8% in the second quarter. Most of the increase is attributable to the increase in restaurants in the system compared to the same period last year, percentage rent increases on variable rents, and foreign currency translation, which contributed 2.0% of the increased expenses.

During the second quarter franchise fee costs were 1.5% lower than the comparable quarter last year, mostly due to fewer new restaurant openings, lower resales and fewer renovations, offset by the timing of cost recognition related to our U.S. franchise incentive program.

General and administrative expense declined 1.2% compared to the same period last year, and incorporates spending of approximately $2.7 million on professional advisory and filing fees associated with the proposed public company reorganization. Foreign currency translation increased general and administrative costs by 2.0%. The largest factor for the year-over-year improvement in general and administrative expenses was management restructuring costs of approximately $3.1 million incurred in the second quarter of 2008, which did not recur.

Second quarter equity income declined 13.1% compared to the same period last year. In the second quarter of 2008, certain joint ventures benefited from items that did not recur this quarter. In addition, the decline in equity income reflects certain underlying commodity cost increases absorbed by our joint venture bakery and not passed on to franchisees.

Operating income for the second quarter was $121.9 million, up 3.7% from $117.6 million in the same period last year. Continued same-store sales growth, a higher number of restaurants in the system resulting in higher rents, royalties, and distribution income, and improvement in the operating performance of the U.S. segment contributed to the increase in operating income. The fundamentals of our business remained strong, however, the rate of operating income growth during the quarter was reduced in part by the $2.7 million in professional advisory and filing fees associated with the previously announced proposed transaction to reorganize as a Canadian public company, by a decline in franchise fee and equity income, and by lower other income.

Net income attributable to Tim Hortons was $77.8 million, an increase of 3.7% compared to $75.0 million last year, in line with operating income growth. The effective tax rate was relatively flat in the second quarter of 2009, at 33.2% versus 33.1% last year, as was net interest expense.

Diluted earnings per share attributable to Tim Hortons (EPS) were $0.43, increasing 5.6% compared to $0.41 in the second quarter of 2008. EPS benefited from 1.8% fewer shares outstanding in the quarter compared to the same time last year.

Segmented Performance Commentary

Canada

Same-store sales in Canada increased 1.7%, progressively increasing throughout the quarter, compared to a strong growth rate of 5.7% in the second quarter of 2008. Active menu initiatives and promotions resulted in transaction growth in the quarter. Minimal levels of previous price increases remaining in the system helped offset the impact of product mix shift and promotions on average check, which increased slightly. As a result, the Canadian segment overcame general economic weakness and the impact of the timing reversal of Easter during the quarter, which negatively impacted same-store sales by approximately 0.4%. A total of 15 restaurants were opened in Canada during the quarter.

Canadian segment operating income was $131.0 million, increasing 0.4% from $130.4 million in the second quarter of 2008. Operating margin in the Canadian segment was impacted by higher underlying commodity costs, which reduced our distribution income growth and equity income in our joint venture bakery, as not all of the increased commodity costs were passed on to our franchisees. Lower income associated with franchise sales also impacted operating income.

By the end of the quarter, six co-branded Cold Stone Creamery® locations had been opened in Ontario, and the Company is expanding with an additional six sites in other Canadian markets this year.

United States

For the second straight quarter, the U.S. segment had robust sales performance with a 3.3% increase in same-store sales. A strong menu promotional program and significant benefit from Cold Stone Creamery co-branded locations more than offset the timing shift of Easter in the quarter, which negatively impacted same-store sales by approximately 0.7%. By the end of the second quarter, 39 co-branded Tim Hortons – Cold Stone Creamery locations had been opened, including one co-branded Cold Stone Creamery site, experiencing positive consumer trial and sales contributions. The Company previously announced that it intends to co-brand three existing Cold Stone Creamery locations in Manhattan. Subsequent to the quarter, the Company also announced a significant push into New York City, with 12 franchised locations at key sites such as Penn Station, Times Square and Broadway. A total of 10 restaurants were opened in the U.S. during the quarter.

The U.S. segment had operating income of $3.1 million in the second quarter, a $3.3 million profit improvement over the prior year. Several factors contributed to the improved profitability this quarter, including systemwide and same-store sales growth, a benefit of $1.2 million from the 2008 restaurant closures and related asset impairment charge, lower general and administrative expenses, and contributions from vertical integration in the segment. Relief to Company-operated restaurants converted to owner-operator restaurants, and to restaurants in developing markets open for less than twelve months, were the largest offsetting factors to U.S. segment operating income.

Foreign currency translation raised both U.S. segment revenues and costs by approximately 14% during the quarter compared to the second quarter of 2008.

Internationally, in the Republic of Ireland and the United Kingdom, there are now 297 licensed locations primarily in the convenience store channel under the Tim Hortons brand. While not a material contributor to earnings or revenue at this time, the international business is part of a developing international strategy and potential platform for future growth.

Corporate Developments & Outlook

2009 Outlook & Targets

Based on performance year to date, and Management’s plans and outlook for the remainder of 2009, the Company expects to meet its previously announced operating income growth target, excluding the impact of $6 million to $7 million in transactional costs associated with the Company’s proposed reorganization as a Canadian corporation. Approximately $4.1 million has been incurred year to date on this transaction. Absent these costs, the Company’s operating income growth target is 11% to 13%, or 6% to 8% when factoring in the impact of asset impairment and related restaurant closure costs in the fourth quarter of 2008.

The Company also currently expects to meet its same-store sales growth target of 3% to 5% in Canada, and expects it may exceed its target of 0% to 2% same-store sales growth and break-even operating income in the U.S.

Board declares dividend payment of $0.10 per share

The Board of Directors has declared a quarterly dividend of $0.10 per share payable on September 1st, 2009 to stockholders of record as of August 18th, 2009. The Company’s current dividend policy is to pay a total of 20%-25% of prior year, normalized annual net earnings in dividends each year, returning value to stockholders based on the Company’s earnings growth.

Dividends are paid in Canadian dollars to all stockholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other stockholders, including all stockholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on August 25th, 2009 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on September 1st, 2009.

Corporate Structure

On June 29, 2009, we announced the filing of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (SEC), as amended by the Form S-4/A filed on July 27, 2009, File No. 333-160286, Central Index Key: 0001467019 (“Form S-4”), for a proposed transaction to reorganize the Company as a Canadian public company. The proposed reorganization is subject to various closing conditions, including stockholder approval and the Board of Directors’ right in its sole discretion to defer or abandon the reorganization. A special meeting of stockholders to vote on the reorganization is expected to be held during the third quarter of 2009.

Additional Information About the Reorganization and Where to Find It

The Company’s wholly-owned subsidiary, Tim Hortons Inc. (New THI), has filed this Form S-4, which includes a proxy statement/prospectus, and other relevant materials, in connection with the reorganization. The proxy statement/prospectus will be mailed to the stockholders of the Company once the registration statement has been declared effective by the SEC. Investors and security holders of the Company are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about the Company, New THI and the reorganization.

The registration statement, proxy statement/ prospectus and other relevant materials and any other documents filed by the Company or New THI with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at the website maintained by the Canadian Securities Administrators at www.sedar.com, or on the Tim Hortons investor relations website at www.timhortons-invest.com. Investors can also receive free copies of these documents by contacting Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario, Canada, L6K 2Y1, Attention: Investor Relations. The Company and New THI and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed reorganization. Information about the executive officers and directors of the Company and their ownership of shares of Company common stock is included in the registration statement filed with the SEC and the documents and information incorporated by reference therein.

Camp Day

Close to 14,000 deserving children will attend one of the six Tim Horton Children’s Foundation camps this year, designed to build self-confidence, self-esteem and leadership skills and provide campers with a positive view of their true potential. Tim Hortons restaurants across North America donated proceeds from their entire coffee sales on Camp Day, held June 3rd this year, and customers donated money, raising $9.4 million (U.S.$8.5 million).

Tim Hortons to host conference call at 11:00 a.m. (EDT) today, August 6th, 2009

Tim Hortons will host a conference call today to discuss the results, scheduled to begin at 11:00 a.m. (EDT). The dial-in number is (416) 641-6712 or (800) 354-6885. No access code is required. A simultaneous web cast will be available at www.timhortons-invest.com. A presentation supporting the call will be available at this web site under the Events and Presentations section. The call will be archived at this site for a period of one-year and will also be available under the Events and Presentations section. A replay of the call will be available for a period of one week and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21432344.

(3) Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 99.4% of our consolidated system is franchised as at June 28th, 2009. Systemwide sales growth is determined using a constant exchange rate, where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the second quarter of 2009, systemwide sales growth on a constant currency basis was up 5.0% compared to the second quarter of 2008. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, donuts and fresh baked goods. As of June 28th, 2009, Tim Hortons had 3,475 systemwide restaurants, including 2,939 in Canada and 536 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Second quarter ended
	June 28, 2009	June 29, 2008	$ Change	% Change
REVENUES
Sales	$372,119	$335,873	$36,246	10.8%
Franchise revenues:
Rents and royalties	164,679	153,546	11,133	7.3%
Franchise fees	19,287	21,273	(1,986)	(9.3)%

	183,966	174,819	9,147	5.2%

TOTAL REVENUES	556,085	510,692	45,393	8.9%

COSTS AND EXPENSES
Cost of sales	328,345	293,101	35,244	12.0%
Operating expenses	59,427	54,622	4,805	8.8%
Franchise fee costs	19,615	19,908	(293)	(1.5)%
General and administrative expenses	35,694	36,124	(430)	(1.2)%
Equity (income)	(8,694)	(10,001)	1,307	(13.1)%
Other (income), net	(152)	(615)	463	N/M

TOTAL COSTS AND EXPENSES, NET	434,235	393,139	41,096	10.5%

OPERATING INCOME	121,850	117,553	4,297	3.7%

Interest (expense)	(5,092)	(5,969)	877	(14.7)%
Interest income	230	1,073	(843)	N/M

INCOME BEFORE INCOME TAXES	116,988	112,657	4,331	3.8%

INCOME TAXES	38,784	37,341	1,443	3.9%

Net Income	78,204	75,316	2,888	3.8%
Net income attributable to noncontrolling interests	444	342	102	29.8%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$77,760	$74,974	$2,786	3.7%

Basic earnings per share of common stock attributable to Tim Hortons Inc.	$0.43	$0.41	$0.02	5.6%

Diluted earnings per share of common stock attributable to Tim Hortons Inc.	$0.43	$0.41	$0.02	5.6%

Weighted average number of shares of common stock—Basic (in thousands)	180,731	183,983	(3,252)	(1.8)%

Weighted average number of shares of common stock—Diluted (in thousands)	180,923	184,258	(3,334)	(1.8)%

Dividend per share of common stock	$0.10	$0.09	$0.01

N/M—not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Year to date period ended
	June 28, 2009	June 29, 2008	$ Change	% Change
REVENUES
Sales	$711,738	$642,379	$69,359	10.8%
Franchise revenues:
Rents and royalties	311,818	289,426	22,392	7.7%
Franchise fees	39,714	39,204	510	1.3%

	351,532	328,630	22,902	7.0%

TOTAL REVENUES	1,063,270	971,009	92,261	9.5%

COSTS AND EXPENSES
Cost of sales	628,296	565,384	62,912	11.1%
Operating expenses	116,533	104,631	11,902	11.4%
Franchise fee costs	39,393	38,188	1,205	3.2%
General and administrative expenses	69,170	67,010	2,160	3.2%
Equity (income)	(16,549)	(17,363)	814	(4.7)%
Other (income), net	(316)	(1,726)	1,410	N/M

TOTAL COSTS AND EXPENSES, NET	836,527	756,124	80,403	10.6%

OPERATING INCOME	226,743	214,885	11,858	5.5%

Interest (expense)	(10,549)	(12,320)	1,771	(14.4)%
Interest income	784	3,063	(2,279)	N/M

INCOME BEFORE INCOME TAXES	216,978	205,628	11,350	5.5%

INCOME TAXES	72,045	67,830	4,215	6.2%

Net Income	144,933	137,798	7,135	5.2%
Net income attributable to noncontrolling interests	734	1,004	(270)	(26.9)%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$144,199	$136,794	$7,405	5.4%

Basic earnings per share of common stock attributable to Tim Hortons Inc.	$0.80	$0.74	$0.06	7.6%

Diluted earnings per share of common stock attributable to Tim Hortons Inc.	$0.80	$0.74	$0.06	7.7%

Weighted average number of shares of common stock—Basic (in thousands)	180,975	184,749	(3,774)	(2.0)%

Weighted average number of shares of common stock—Diluted (in thousands)	181,140	185,003	(3,862)	(2.1)%

Dividend per share of common stock	$0.20	$0.18	$0.02

N/M—not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	June 28, 2009	December 28, 2008
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$141,928	$101,636
Restricted cash and cash equivalents	36,862	62,329
Accounts receivable, net	138,569	159,505
Notes receivable, net	25,767	22,615
Deferred income taxes	17,862	19,760
Inventories and other, net	64,066	71,505
Advertising fund restricted assets	23,314	27,684

Total current assets	448,368	465,034

Property and equipment, net	1,324,189	1,332,852

Notes receivable, net	16,820	17,645

Deferred income taxes	27,857	29,285

Intangible assets, net	2,336	2,606

Equity investments	127,862	132,364

Other assets	16,441	12,841

Total assets	$1,963,873	$1,992,627

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	June 28, 2009	December 28, 2008
	(Unaudited)
LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$113,895	$157,210
Accrued liabilities:
Salaries and wages	13,081	18,492
Taxes	24,251	25,605
Other	71,000	110,518
Advertising fund restricted liabilities	40,174	47,544
Current portion of long-term obligations	6,965	6,691

Total current liabilities	269,366	366,060

Long-term obligations
Term debt	334,335	332,506
Advertising fund restricted debt	3,759	6,929
Capital leases	60,515	59,052
Deferred income taxes	16,953	13,604
Other long-term liabilities	72,344	72,467

Total long-term obligations	487,906	484,558

Equity
Equity of Tim Hortons Inc.
Common stock, (US$0.001 par value per share) Authorized: 1,000,000,000 shares issued: 193,302,977 shares	289	289
Capital in excess of par value	927,318	929,102
Treasury stock, at cost: 12,306,100 and 11,754,201 shares, respectively	(415,751)	(399,314)
Common stock held in trust, at cost: 316,892 and 358,186 shares, respectively	(10,738)	(12,287)
Retained earnings	785,496	677,550
Accumulated other comprehensive loss	(81,067)	(54,936)

Total equity of Tim Hortons Inc.	1,205,547	1,140,404
Noncontrolling interests	1,054	1,605

Total equity	1,206,601	1,142,009

Total liabilities and equity	$1,963,873	$1,992,627

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year to date period ended
	June 28, 2009	June 29, 2008
	(Unaudited)
CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$144,933	$137,798
Net income attributable to noncontrolling interests	(734)	(1,004)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	49,890	44,135
Stock-based compensation expense	4,073	5,552
Equity income, net of cash dividends	4,419	2,902
Deferred income taxes	3,678	(979)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	25,316	19,052
Accounts and notes receivable	20,202	(17,521)
Inventories and other	7,589	3,890
Accounts payable and accrued liabilities	(82,070)	(78,955)
Other, net	(226)	6,416

Net cash provided from operating activities	177,070	121,286

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(68,818)	(66,074)
Principal payments on notes receivable	733	1,075
Other investing activities	(11,841)	(4,274)

Net cash used in investing activities	(79,926)	(69,273)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of treasury stock	(16,701)	(100,294)
Dividend payments	(36,253)	(33,277)
Purchase of common stock held in trust	(713)	(3,842)
Purchase of common stock for settlement of restriced stock units	(232)	(226)
Proceeds from issuance of debt, net of issuance costs	1,150	1,514
Principal payments on other long-term debt obligations	(2,551)	(2,611)

Net cash used in financing activities	(55,300)	(138,736)

Effect of exchange rate changes on cash	(1,552)	1,285

Increase (decrease) in cash and cash equivalents	40,292	(85,438)

Cash and cash equivalents at beginning of period	101,636	157,602

Cash and cash equivalents at end of period	$141,928	$72,164

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Unaudited)

	Second Quarter Ended
	June 28, 2009	% of Total	June 29, 2008	% of Total
REVENUES
Canada	$477,007	85.8%	$438,537	85.9%
U.S.	46,135	8.3%	35,514	7.0%

Total reportable segments	523,142	94.1%	474,051	92.8%
Noncontrolling interests—Restaurants consolidated under FIN 46R	32,943	5.9%	36,641	7.2%

Total	$556,085	100.0%	$510,692	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$130,967	97.7%	$130,433	100.1%
U.S.	3,141	2.3%	(190)	(0.1)%

Reportable Segment Operating Income	134,108	100.0%	130,243	100.0%

Noncontrolling interests—Restaurants consolidated under FIN 46R	460		428
Corporate Charges	(12,718)		(13,118)

Consolidated Operating Income	121,850		117,553
Interest, net	(4,862)		(4,896)
Income taxes	(38,784)		(37,341)

Net Income	78,204		75,316
Net Income attributable to noncontrolling interests	444		342

Net Income attributable to Tim Hortons Inc.	$77,760		$74,974

	Year to date period ended
	June 28, 2009	% of Total	June 29, 2008	% of Total
REVENUES
Canada	$913,610	85.9%	$838,687	86.4%
U.S.	86,608	8.1%	65,478	6.7%

Total reportable segments	1,000,218	94.1%	904,165	93.1%
Noncontrolling interests—Restaurants consolidated under FIN 46R	63,052	5.9%	66,844	6.9%

Total	$1,063,270	100.0%	$971,009	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$246,343	99.0%	$236,968	101.3%
U.S.	2,577	1.0%	(3,069)	(1.3)%

Reportable Segment Operating Income	248,920	100.0%	233,899	100.0%

Noncontrolling interests—Restaurants consolidated under FIN 46R	857		1,256
Corporate Charges	(23,034)		(20,270)

Consolidated Operating Income	226,743		214,885
Interest, net	(9,765)		(9,257)
Income taxes	(72,045)		(67,830)

Net Income	144,933		137,798
Net Income attributable to noncontrolling interests	734		1,004

Net Income attributable to Tim Hortons Inc.	$144,199		$136,794

	Second Quarter Ended
	June 28, 2009	June 29, 2008	$ Change	% Change
Sales is comprised of:
Warehouse sales	$332,571	$288,089	$44,482	15.4%
Company-operated restaurant sales	6,605	11,143	(4,538)	(40.7)%
Sales from restaurants consolidated under FIN 46R	32,943	36,641	(3,698)	(10.1)%

	$372,119	$335,873	$36,246	10.8%

	Year to date period ended
	June 28, 2009	June 29, 2008	$ Change	% Change
Sales is comprised of:
Warehouse sales	$635,945	$552,794	$83,151	15.0%
Company-operated restaurant sales	12,741	22,741	(10,000)	(44.0)%
Sales from restaurants consolidated under FIN 46R	63,052	66,844	(3,792)	(5.7)%

	$711,738	$642,379	$69,359	10.8%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of June 28, 2009	As of December 28, 2008	Increase/ (Decrease) From Year End	As of June 29, 2008	Increase/ (Decrease) From Prior Year
Tim Hortons

Canada
Company-operated	15	15	0	21	(6)
Franchised	2,924	2,902	22	2,830	94

Total	2,939	2,917	22	2,851	88

% Franchised	99.5%	99.5%		99.3%

U.S.
Company-operated	5	19	(14)	33	(28)
Franchised	531	501	30	373	158

Total	536	520	16	406	130

% Franchised	99.1%	96.3%		91.9%

Total Tim Hortons
Company-operated	20	34	(14)	54	(34)
Franchised	3,455	3,403	52	3,203	252

Total	3,475	3,437	38	3,257	218

% Franchised	99.4%	99.0%		98.3%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business—see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions, depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Expense (Income), net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Represents restaurants that the Company is required to consolidate under FIN 46R.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information provided or stated, including statements regarding future financial performance and the expectations and objectives of management, is forward-looking. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” The following factors, in addition to other factors set forth in our Form 10-K filed on February 26, 2009 with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators, and in other press releases, communications, or filings made with the SEC or the Canadian securities regulators, and other possible factors we have not identified, could affect our actual results and cause such results to differ materially from those anticipated in forward-looking statements.

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, sales and new product introductions and promotions, discounting activities, price and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have greater financial and other resources than we do, including substantially larger marketing budgets and greater leverage due to size from their marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), discretionary spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, litigation relating to food quality, handling or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance (including environmental regulations), new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 92.0% of its consolidated revenues, and all of its profit, in 2008. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those that may be beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims (including litigation by, other disputes with, or negative relationship with franchisees), security breaches or other fraudulent activities associated with its electronic payment systems, and incidents occurring at or affecting its strategic business partners (including in connection with co-branding initiatives and our self-serve kiosk model), affiliates, corporate social responsibility programs, or falsified claims or health or safety issues at our manufacturing plants.

Factors Affecting Growth. There can be no assurance that the Company will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The Company’s success depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants and factors affecting construction costs generally. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that may differ from its existing markets, and its brand is largely unknown in many U.S. markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. In addition, early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. In some of the Company’s U.S. markets, the Company has not yet achieved the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company franchises locations in certain U.S. markets, this can result in increased franchisee relief and support costs, which lowers its earnings. The Company may also continue to selectively close restaurants in the U.S. that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate. Such closures may be accompanied by impairment charges that may have a negative impact on our earnings. The Company may also pursue strategic alliances (including co-branding) with third parties for different types of development models and products in the U.S. Entry into such relationships as well as the expansion of our current business through such initiatives may expose us to additional risks that may adversely affect our brand and business.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage its relationship with franchisees: higher transportation costs; shortages or changes in the cost or availability of qualified workforce and other labour issues; equipment failures; disruptions (including shortages or interruptions) in its supply chain; price fluctuations; climate conditions; inflation; decreased consumer discretionary spending and other changes in general economic and political conditions driving down demand; franchisee dissatisfaction with price or quantity; physical, environmental or technological disruptions in the Company or its suppliers’ manufacturing and/or warehouse facilities or equipment; changes in international commodity markets (especially for coffee, which is highly volatile in price and supply, sugar, edible oils and wheat); and, the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company can charge for supplies sold to U.S. franchisees. Additionally, there can be no assurance that the Company and its joint venture partner will continue with the Maidstone Bakeries joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including limitation of vehicle emissions in drive-thrus; anti-idling bylaws; regulation of litter, packaging and recycling requirements and other governmental laws and regulations), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, tax law, planning or other matters that may, among other things, affect our anticipated effective tax rate and/or tax reserves; business planning within our corporate structure; our strategic initiatives and/or the types of projects we may undertake in furtherance of our business, or franchise requirements, may adversely affect the Company’s financial results.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S. restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and profits from U.S. operations will contribute less to (or, for losses, have less of an impact on) the Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. The opposite impact occurs when the U.S. dollar strengthens against the Canadian dollar. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances (including co-branding initiatives), vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; ramp-up costs, whether anticipated or not; the potential for the unauthorized use of the Company’s trademarks and brand name by third parties; the possibility of a breach of contract or spoliation of the business relationship with a third party; the potential negative effects such transactions may have on the Company’s relationship with franchisees; the potential exposure to franchisees and others arising from the Company’s reliance on and dissemination of information provided by third parties; and diversion of management’s and franchisee’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements, or a failure to secure financing in tight credit markets.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, supplier, vendor, franchisee, employee and/or business data, or if the Company experiences a significant breach of customer, supplier, vendor, franchisee, employee or Company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; failures of or inadequacies in computer systems at restaurants, the distribution facilities, the Company’s manufacturing facilities, the Maidstone Bakeries facility, or at the Company’s office locations, including those that support, secure, track and/or record electronic payment transactions; the transition to an integrated financial system, which could present risks of maintaining and designing internal controls and SOX 404 compliance; litigation matters, including obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development, indoor or airborne contaminants and/or certain equipment utilized in operations; employee claims for employment or labour matters, including potentially class action suits, regarding wages, discrimination, unfair or unequal treatment, harassment, wrongful termination, overtime compensation and hour claims; claims from franchisees regarding profitability; falsified claims; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates. The current global financial crisis presents additional uncertainties that could also negatively impact our liquidity, including if the counterparties to our revolving credit facilities or our interest rate and/or total return swaps fail to perform their obligations in accordance with the terms of our agreements. In addition, we have significant investments of cash in money market funds, which could experience sharp declines in returns or could otherwise be at risk depending upon the extent of the instability in the credit and investment markets.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date and time made. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to forward-looking statements, or to update them to reflect events or circumstances occurring after the date forward-looking statements are made, or to reflect the occurrence of unanticipated events.